Exhibit 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 9, 2005 on our review of interim financial information of Protective Life Corporation and its subsidiaries (the "Company") for the three-month and nine-month periods ended September 30, 2005 and 2004, and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2005, is incorporated by reference in the Company's registration statements on Form S-8 (File Nos. 333-32420, 33-51887 and 33-61847) and Form S-3 (File Nos. 333-121791, 333-86477, 333-39103 and 33-59769).

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Birmingham, Alabama
November 9, 2005